UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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GENESCO INC.
(Name of Registrant as Specified in Its Charter)

LEGION PARTNERS HOLDINGS, LLC

LEGION PARTNERS, L.P. I

LEGION PARTNERS, L.P. II

LEGION PARTNERS, LLC

LEGION PARTNERS ASSET MANAGEMENT, LLC

CHRISTOPHER S. KIPER

RAYMOND T. WHITE

MARJORIE L. BOWEN

MARGENETT MOORE-ROBERTS

DAWN H. ROBERTSON

HOBART P. SICHEL

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Legion Partners Holdings, LLC, a Delaware limited liability company (“Legion Partners Holdings”), together with the other participants named herein (collectively, “Legion”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of shareholders of Genesco Inc., a Tennessee corporation (the “Company”).

Item 1: On July 16, 2021, Legion issued the following press release:

Legion Partners Highlights the Opportunity to Modernize and Transform Genesco by Adding Shareholder-Nominated Directors to the Board

Believes the Legion Partners’ Slate Possesses the Experience, Passion and Vision to Refocus Genesco’s Resources on Journeys and High-Growth Opportunities

Highlights Legion Partners’ Strong Track Record of Installing Diverse Directors that Have Helped Struggling Retailers Realize Enduring Value

Reminds Investors that Leading Independent Proxy Advisory Firm Glass Lewis Recommended Shareholders Vote on the WHITE Proxy Card at Genesco’s Annual Meeting on July 20th

LOS ANGELES--(BUSINESS WIRE)--Legion Partners Asset Management, LLC (together with its affiliates, “Legion Partners” or “we”), which collectively with the other participants in its solicitation beneficially owns approximately 5.9% of the outstanding common shares of Genesco, Inc. (NYSE: GCO) (“Genesco” or the “Company”), today issued the below open letter to shareholders highlighting the opportunity to modernize and transform Genesco by adding shareholder-nominated directors to the Board of Directors (the “Board”). Legion has nominated four highly-qualified candidates for election to Genesco’s Board at the upcoming Annual Meeting of Shareholders (the “Annual Meeting”) on Tuesday, July 20, 2021. Learn about how to vote on the WHITE proxy card by visiting www.GCOForward.com.

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July 16, 2021

Fellow Shareholders,

As we approach the final days of this election contest, Legion Partners wants to underscore that there is a tremendous opportunity to help strengthen Genesco and position the Company for long-term success at next week’s Annual Meeting. We firmly believe that electing our slate of highly-qualified and independent director candidates – Marjorie L. Bowen, Margenett Moore-Roberts, Dawn H. Robertson and Hobart P. Sichel – will help Genesco improve its lagging corporate governance, modernize its stale operations and support its customer acquisition and employee engagement efforts. In addition to possessing a diverse mix of retail, footwear and turnaround experience, our slate has put in the work to identify Genesco’s fixable deficiencies and spot readily obtainable value creation opportunities.

It is important to note that Legion Partners has helped appoint 27 diverse director candidates to public company boards since 2014. We maintain strong conviction that corporate success is directly tied to having diverse perspectives throughout all levels of an organization, which is why we assembled a slate of candidates that is 75% female and includes an expert in Diversity, Equity and Inclusion (“DEI”) initiatives. We believe Genesco needs directors who can reach younger generations, solidify customer loyalty and unlock new markets and opportunities.

We are pleased that leading independent proxy advisory firm Glass, Lewis & Co. (“Glass Lewis”) appears to have taken the aforementioned context into account when assessing our case for change and nominees at Genesco. Glass Lewis recommended that shareholders vote on our WHITE proxy card and for the election of Ms. Robertson and Mr. Sichel. We simply believe shareholders should go a step further by electing all four of our nominees in order to get the collective benefits presented by our diverse, highly-experienced slate.

It is also important to stress that our slate is focused on the next four years as much as the next four quarters. We suspect that Genesco’s long-term shareholders, who have endured many years of relative underperformance and stagnation, recognize that structural changes are needed at Genesco. Those are exactly the type of changes we believe our nominees can facilitate in the boardroom.

If elected, our slate has a practical agenda that it will work to drive in collaboration with the remaining incumbents:

Priority #1 - Refocus Genesco’s resources on Journeys and transform the corporate culture.

•	Conduct a strategic review and identify options for divesting of non-core, non-synergistic businesses;
•	Realign executive compensation, including performance-based equity vesting, to tangible key performance indicators and value creation metrics;
•	Initiate a culture assessment in order to establish a more innovative, vibrant and accountable work environment up and down the organization;
•	Develop tangible public plans and goals for both Environmental, Social and Governance and DEI programs, which will be increasingly important as Journeys competes for a younger, more socially-engaged consumer; and
•	Task the management team with preparing a growth-focused strategy for the business, with a specific emphasis on penetrating high-growth consumer categories and upgrading digital and e-commerce capabilities.

We believe these steps can yield annual savings of $20 million to $30 million, with non-core business divestitures potentially producing approximately $350 million.1

Priority #2 - Streamline the Company’s cost structure and increase capital efficiency.

•	Identify paths to improving seemingly lagging inventory turns at the operating business level;
•	Implement cost reduction priorities across the organization, including apparently off-market sales, general and administrative expenses;
•	Pursue sale-leaseback opportunities as a means of unlocking material value trapped in real estate; and
•	Enhance sustainability and supply chain practices to remedy financial and environmental inefficiencies, including split shipments.

We believe these types of initiatives can help grow Journeys’ segment EBITDA margin by 2%, resulting in an increase from 8% to 10%.2

1 Annual savings projections based on (i) $15 million in annual corporate costs reduction, which assumes corporate spending as % of net sales returning to 1.1% from the pre-COVID 1.8% and (ii) $8-10 million annual store rent savings, which assumes 20% of leases renewal and 20% reduction in renewed leases. Non-core asset sale assumes $282mm in total proceeds from the divestiture of Schuh and J&M based on multiples to Adj. EBITDA of 4x and 10x, respectively. $141mm of real estate value realized through outright sales and sale-leaseback transactions based on implied $105 per sq. ft on average.

2 Journeys’ margin expansion assumes 100bps expansion vs FY 2020 (pre-COVID level) and also incorporates $40mm of cash free up assuming Journeys’ inventory turns improvement of 0.5x.

Priority #3 - Reignite growth by positioning Journeys as a strategic retail partner in the sector and the preferred consumer destination for modern footwear.

•	Enhance online customer engagement by implementing a loyalty program, building a mobile app and improving the website;
•	Drive new customer acquisition via improved digital marketing and social engagement;
•	Establish customer and brand partner value propositions to deepen strategic relationships within the industry; and
•	Increase share of wallet with improved product offerings and basic offerings that include buy online and pick-up in store options, curbside pick-up and same-day delivery.

We believe these steps could help grow sales by 4%-6% annually.3

Despite Genesco’s attempts to miscast Legion Partners’ intentions and track record, the reality is that we have helped many struggling retail companies improve operations and financial performance, resulting in the creation of enduring value for shareholders. Our recent engagements at companies such as Bed Bath & Beyond Inc. and Kohl’s Corporation have been followed by tangible governance enhancements and material share price appreciation. We suspect Genesco’s most recent share price appreciation is largely the result of shareholders anticipating that our nominees can help create similar value if elected.

In closing, we encourage all shareholders seeking to protect their investment to vote on the WHITE proxy card for our full slate. We also want to take this opportunity to thank all shareholders for their willingness to assess our viewpoints and consider our slate’s viability. If you have any questions or require assistance as you consider how to vote, please contact our proxy solicitor (Kingsdale Advisors) at GCO@kingsdaleadvisors.com.

Sincerely,

Chris Kiper Managing Director Legion Partners Asset Management	Ted White Managing Director Legion Partners Asset Management

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Please visit www.GCOForward.com to view important materials.

If you have any questions or require assistance as you consider how to vote, please contact Legion Partners’ proxy solicitor Kingsdale Advisors at GCO@kingsdaleadvisors.com.

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About Legion Partners

Legion Partners is a value-oriented investment manager based in Los Angeles, with a satellite office in Sacramento, California. Legion Partners seeks to invest in high-quality businesses that are temporarily trading at a discount, utilizing deep fundamental research and long-term shareholder engagement. Legion Partners manages a concentrated portfolio of North American small-cap equities on behalf of some of the world’s largest institutional and high-net-worth investors. Learn more at www.LegionPartners.com.

3 Journeys’ sales growth assumes 5% annual growth for 3 years vs. FY 2020 level.

Contacts

For Investors:

Kingsdale Advisors
Michael Fein / Lydia Mulyk, 646-651-1640
mfein@kingsdaleadvisors.com / lmulyk@kingsdaleadvisors.com

For Media:

MKA
Greg Marose / Charlotte Kiaie, 646-386-0091
gmarose@mkacomms.com / ckiaie@mkacomms.com

Item 2: Also on July 16, 2021, Legion uploaded the following materials to https://www.gcoforward.com:

Item 3: Also on July 16, 2021, Legion uploaded the following materials to https://legionpartners.com/articles: